Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports Third Quarter 2014 Results

MINNEAPOLIS, Oct. 28, 2014 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three and nine months ended Sept. 30, 2014.

“Our return to total enrollment growth is a significant milestone for Capella, demonstrating that we have the right strategies in place to successfully execute and compete,” said Kevin Gilligan, chairman and chief executive officer. “Our innovative new program offerings further differentiate Capella and strengthen our position for long-term sustainable growth.”

For the three months ended Sept. 30, 2014:

•	Revenues were $103.1 million, compared to $100.7 million in the third quarter of 2013, an increase of 2.4 percent.

•
Capella University total active enrollment increased 2.1 percent to 35,220, new enrollment increased by 11.9 percent from third quarter 2013 and early cohort persistence improved by approximately 4 percent.

•	Operating income was $13.2 million, compared to $10.5 million for the same period in 2013. Operating margin was 12.8 percent, compared to 10.4 percent for the third quarter 2013.

•	Net income for the third quarter of 2014 was $7.8 million, compared to $6.0 million for the same period in 2013.

•	Net income per diluted share was $0.62, compared to $0.48 for the same period in 2013.

For the nine-month period ended Sept. 30, 2014:

•	Revenues increased by 1.3 percent to $313.5 million, compared to $309.6 million for the same period in 2013.

•
Operating income for the nine-month period ended Sept. 30, 2014 was $43.8 million, or 14.0 percent of revenue, including 2nd quarter 2014 lease amendment charges of approximately $2.7 million, compared to $43.2 million, or 13.9 percent of revenue during the same period in 2013.

•
Net income was $25.6 million, including 2nd quarter 2014 lease amendment charges net of tax of approximately $1.7 million, or $2.04 per diluted share, compared to $25.2 million, or $2.01 per diluted share, for the same period in 2013.

Balance Sheet and Cash Flow

As of Sept. 30, 2014, the Company had cash and marketable securities of $160.3 million, compared to $160.2 million at Dec. 31, 2013, and no debt for the same periods.

Cash flow from operating activities for the nine months ended Sept. 30, 2014 was $47.5 million compared to $53.2 million in the same period a year ago.

Dividend and Share Repurchase

A quarterly cash dividend of $0.35 per outstanding share of common stock was declared during the third quarter of 2014. The dividend was paid on Oct. 10, 2014.

In the third quarter 2014, the Company repurchased approximately 71,000 shares of Capella stock for total consideration of $4.3 million. The remaining authorization as of the end of the third quarter was $35.1 million.

Outlook

For the fourth quarter ending Dec. 31, 2014, Capella University new enrollment growth is expected to be similar to year-over-year new enrollment growth in the second and third quarter 2014. Total enrollment is expected to approach 3.0 percent growth year-over-year, and consolidated revenue is expected to be in the range of 3.0 percent growth compared to fourth quarter 2013.

The consolidated operating margin is anticipated to be approximately 17.0 to 18.0 percent of total revenue for the fourth quarter of 2014.

“Our third quarter performance and momentum into the fourth quarter position us well for a strong finish to the year,” said Steve Polacek, senior vice president and chief financial officer. “We are particularly pleased with our third quarter operating performance and return to total enrollment growth as we continue to invest in the future success of our learners.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation and gainful employment; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any governmental review of our business, marketing, or financial aid practices, including by any state attorneys general and/or federal Consumer Financial Protection Bureau; attracting and retaining high quality, academically prepared learners; responding to requests for information and complaints from the Minnesota Office of Higher Education and other states; maintaining and expanding existing commercial relationships with employers and developing new such relationships; successfully growing our FlexPath programs; effectively leveraging our brand driven marketing strategy; improving our conversion rates; keeping up with advances in technology important to the online learner experience; improving our learner persistence and cohort retention rate; successfully managing our PhD completion efforts; successfully identifying and managing business partnership opportunities; effectively managing data security risks; and managing risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its third quarter 2014 results and outlook during a conference call scheduled today, Oct. 28, 2014, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 13061145. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on Oct. 28, 2014 through Nov. 4, 2014, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 13061145. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

Capella University offers online graduate degree programs in business, counseling, education, health administration, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to help working adults advance in their careers, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 142 specializations, including six new direct assessment delivery programs. As of Sept. 30, 2014, approximately 35,000 learners were enrolled with over 70 percent of learners enrolled in graduate degree programs. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

# # #

CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of September 30, 2014	As of December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90,451	$124,097
Marketable securities, current	36,258	18,342
Accounts receivable, net of allowance of $6,719 at September 30, 2014 and $7,091 at December 31, 2013	17,006	16,919
Prepaid expenses and other current assets	11,033	10,548
Deferred income taxes	2,809	2,846
Total current assets	157,557	172,752
Marketable securities, non-current	33,583	17,740
Property and equipment, net	37,728	39,993
Goodwill	17,106	16,969
Intangibles, net	2,062	2,795
Other assets	1,453	—
Total assets	$249,489	$250,249
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,090	$7,939
Accrued liabilities	29,041	33,164
Dividends payable	4,365	4,346
Deferred revenue	12,469	10,736
Total current liabilities	50,965	56,185
Deferred rent	2,598	3,221
Other liabilities	3,190	2,541
Deferred income taxes	5,674	6,283
Total liabilities	62,427	68,230

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 12,250 at September 30, 2014 and 12,361 at December 31, 2013	122	124
Additional paid-in capital	109,679	104,546
Accumulated other comprehensive loss	(473)	(114)
Retained earnings	77,734	77,463
Total shareholders’ equity	187,062	182,019
Total liabilities and shareholders’ equity	$249,489	$250,249

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)
Revenues	$103,097	$100,703	$313,525	$309,638
Costs and expenses:
Instructional costs and services	47,143	45,984	139,973	137,851
Marketing and promotional	25,509	26,489	74,383	76,091
Admissions advisory	7,019	6,796	21,092	20,294
General and administrative	10,250	10,924	31,604	32,252
Lease amendment charges	—	—	2,690	—
Total costs and expenses	89,921	90,193	269,742	266,488
Operating income	13,176	10,510	43,783	43,150
Other expense, net	(46)	(238)	(559)	(463)
Income before income taxes	13,130	10,272	43,224	42,687
Income tax expense	5,373	4,262	17,606	17,500
Net income	$7,757	$6,010	$25,618	$25,187
Net income per common share:
Basic	$0.63	$0.48	$2.08	$2.03
Diluted	$0.62	$0.48	$2.04	$2.01
Weighted average number of common shares outstanding:
Basic	12,268	12,394	12,301	12,394
Diluted	12,505	12,591	12,545	12,522
Cash dividends declared per common share	$0.35	$—	$1.05	$—

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
Operating activities
Net income	$25,618	$25,187
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	11,232	11,225
Depreciation and amortization	18,016	19,717
Amortization of investment discount/premium	1,319	540
Impairment of property and equipment	277	229
Loss on disposal of property and equipment	77	46
Share-based compensation	3,927	3,991
Excess tax benefits from share-based compensation	(451)	(134)
Deferred income taxes	(537)	(242)
Payment of contingent consideration	(906)	—
Changes in operating assets and liabilities:
Accounts receivable	(11,273)	(11,519)
Prepaid expenses and other current assets	(670)	(1,006)
Accounts payable and accrued liabilities	(230)	6,863
Income taxes payable	149	(2,536)
Deferred rent	(623)	(795)
Deferred revenue	1,548	1,622
Net cash provided by operating activities	47,473	53,188
Investing activities
Capital expenditures	(15,788)	(14,801)
Investment in partnership interest	(1,453)	—
Purchases of marketable securities	(48,957)	(22,426)
Maturities of marketable securities	13,890	7,635
Net cash used in investing activities	(52,308)	(29,592)
Financing activities
Excess tax benefits from share-based compensation	451	134
Net proceeds from exercise of stock options	3,663	2,684
Payment of dividends	(12,961)	—
Repurchases of common stock	(14,032)	(4,808)
Payment of contingent consideration	(5,945)	—
Net cash used in financing activities	(28,824)	(1,990)
Effect of foreign exchange rates on cash	13	(42)
Net increase (decrease) in cash and cash equivalents	(33,646)	21,564
Cash and cash equivalents at beginning of period	124,097	93,220
Cash and cash equivalents at end of period	$90,451	$114,784
Supplemental disclosures of cash flow information
Income taxes paid	$18,327	$20,283
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$425	$366
Declaration of cash dividend to be paid	$4,346	$—
Repurchases of common stock included in accrued liabilities	$241	$—

CAPELLA UNIVERSITY
Other Information

	September 30
Enrollment by Degree (a):	2014	2013	% Change
PhD/Doctoral	9,976	10,540	(5.4)%
Master's	15,157	14,478	4.7%
Bachelor's	9,138	8,555	6.8%
Other	949	930	2.0%
Total	35,220	34,503	2.1%

(a) Enrollment as of September 30, 2014 and 2013 is the enrollment as of the last day of classes for the quarter ended September 30, 2014 and 2013, respectively.